Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2017, with respect to the consolidated financial statements of NCP-ATK Holdings, Inc. and Subsidiaries (dba Atkins Nutritionals) included in Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-4 (No. 333-217244) of The Simply Good Foods Company for the registration of its common stock that may be issued upon the exercise of certain common stock purchase warrants.

/s/ Ernst & Young LLP

Denver, Colorado

July 28, 2017